Exhibit 99.1

Purchase Plan

This purchase plan is dated as of February 19, 2010 (“Purchase Plan”) between Ramius LLC (together with its controlled affiliates, “Purchaser”) and Craig-Hallum Capital Group LLC (“Craig-Hallum”), as agent.

A.           Recitals

1.           This Purchase Plan is entered into between Purchaser and Craig-Hallum as the Purchaser’s adoption of a written plan for trading securities that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.           Purchaser is establishing this Purchase Plan in order to permit the orderly acquisition of the common stock of Actel Corporation (the “Stock” and the “Issuer” as the case may be).

B.           Purchaser’s Representations, Warranties and Covenants

1.           As of the date on which Purchaser executed this Purchase Plan, Purchaser was not aware of any material nonpublic information concerning the Issuer or its securities.  Purchaser entered into this Purchase Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

2.           The execution and delivery of this Purchase Plan by Purchaser and the transactions contemplated by this Purchase Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Purchaser or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Purchaser.

3.           Purchaser agrees that it shall not, directly or indirectly, communicate any information relating to the Stock or the Issuer to any employee of Craig-Hallum or its affiliates who is involved, directly or indirectly, in executing this Purchase Plan at any time while the Purchase Plan is in effect.

4.           (a)           Purchaser agrees to make all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to Purchaser.

(b)           Purchaser agrees that it shall in connection with the performance of this Purchase Plan comply with all applicable laws, including, without limitation, Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

C.           Craig-Hallum’s Representations, Warranties and Covenants

1.           Craig-Hallum has implemented reasonable policies and procedures, taking into consideration the nature of Craig-Hallum’s business, to ensure that its employees making investment decisions will not violate the laws prohibiting trading on the basis of material nonpublic information.  These policies and procedures include those that restrict any purchase or sale, or causing any purchase or sale, of any security as to which Craig-Hallum has material nonpublic information.

2.           In connection with all purchases of Stock, Craig-Hallum shall deliver to the Purchaser by facsimile or electronic mail, no later than the close of business on the date such transaction is effected, all information necessary (to the extent that Craig-Hallum possesses such information) for the Purchaser to make all required Form 4 and 5 filings, as required by Section 16(a) of the Exchange Act with regard to purchases made pursuant to this Purchase Plan.

3.           Craig-Hallum agrees to conduct all purchases pursuant to this Purchase Plan in accordance with applicable laws including, but not limited to, Rule 10b-18 under the Exchange Act.

D.           Implementation of the Plan

1.           Purchaser hereby appoints Craig-Hallum to purchase shares of Stock pursuant to the terms and conditions set forth below.  Subject to such terms and conditions, Craig-Hallum hereby accepts such appointment.

2.           Craig-Hallum is authorized to begin purchasing Stock pursuant to this Purchase Plan commencing on the date hereof and ending on the earlier of (i) the termination of this Purchase Plan in accordance with Section E below or (ii) two business days after receipt of notice of the commencement of any proceedings in respect of or triggered by the Purchaser's bankruptcy, liquidation or insolvency.

3.           (a)           Craig-Hallum is directed to purchase shares of Stock pursuant to this Purchase Plan in accordance with trading requirements adopted by the Purchaser and to be delivered in writing to Craig-Hallum by separate letter (the “Trading Instructions”).  The prices indicated in the Trading Instructions are gross prices before commissions (which shall be $0.015 per share) or mark-down.

(b)           Subject to the parameters set forth in the Trading Instructions hereto and the other applicable provisions of this Purchase Plan, Craig-Hallum shall purchase the Stock under ordinary principles of best execution.

(c)           The amounts set forth in the Trading Instructions shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any similar transaction with respect to the Issuer’s stock that occurs during the term of the Purchase Plan.

(d)           Purchaser understands that Craig-Hallum may not be able to effect a purchase due to a market disruption or a legal, regulatory or contractual restriction applicable to Craig-Hallum or any other event or circumstance (a “Blackout”).  Purchaser also understands that even in the absence of a Blackout, Craig-Hallum may be unable to effect purchases consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Stock to reach and sustain a limit order price, or other market factors in effect on the date of a purchase.

(e)           Purchaser and Craig-Hallum agree that if Issuer enters into a transaction that results, in Issuer’s good faith determination, in the imposition of trading restrictions on the Purchaser, such as a tender offer, material business combination or stock offering requiring an affiliate lock-up (“Issuer Restriction”), and if Issuer and Purchaser shall provide Craig-Hallum at least three (3) days’ prior written notice signed by Issuer and Purchaser and confirmed by telephone of such trading restrictions  then Craig-Hallum will cease effecting purchases under this Purchase Plan until notified in writing by both Issuer and Purchaser that such restrictions have terminated.  Craig-Hallum shall resume effecting purchases in accordance with this Purchase Plan as soon as practicable after the cessation or termination of a Blackout or receipt of the notice as set forth in the preceding sentence that the Issuer Restriction has ended.  Any unfilled purchases that are not executed due to the existence of a Blackout or Issuer Restriction shall be deemed to be cancelled and shall not be effected pursuant to this Purchase Plan.

4.           To the extent that any Stock remains in the Purchaser’s account after the end of, or upon termination of, this Purchase Plan, Craig-Hallum agrees to transfer such Stock promptly to Purchaser’s custodian or to the Issuer’s transfer agent for relegending to the extent that such Stock would then be subject to transfer restrictions in the hands of the Purchaser or otherwise to be put in such name as directed by Purchaser.

5.           Subject to the parameters specified in Section D(3) above, purchases of the Stock may be effected, in whole or in part, on an agency basis or, if Craig-Hallum is a market maker in the Stock at the time that any purchase is to be made under this Purchase Plan, Craig-Hallum may, in its sole discretion, effect one or more purchases on a principal basis commensurate with all regulatory requirements regarding best execution practices.

6.           Purchaser acknowledges and agrees that he does not have authority, influence or control over any purchases of Stock effected by Craig-Hallum pursuant to this Purchase Plan, and will not attempt to exercise any authority, influence or control over such purchases.

E.           Termination

1.           This Purchase Plan shall terminate upon the earlier to occur of the following:

(a)           Craig-Hallum purchases the maximum number of shares of Stock allowable under this Purchase Plan; and

(b)           One party hereto receives written notice of termination from the other party.

2.           Any modification of this Purchase Plan by Purchaser will be made in good faith and not as part of a scheme to evade the prohibitions of applicable law.  In particular, subject to the Purchaser's right to terminate this Purchase Plan, Purchaser agrees not to alter or modify this Purchase Plan at any time that Purchaser is aware of any material non-public information about the Issuer or the Stock.

F.           Limitation of Liability

1.           Notwithstanding any other provision hereof, Craig-Hallum shall not be liable to Purchaser for:

(a)           special, indirect, punitive, exemplary or consequential damages, or incidental losses or incidental damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or

(b)           any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

2.           Purchaser has consulted with his own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Craig-Hallum or any person affiliated with Craig-Hallum in connection with, Purchaser’s adoption and implementation of this Purchase Plan.

3.           Purchaser acknowledges and agrees that in performing its obligations hereunder neither Craig-Hallum nor any of its affiliates nor any of their respective officers, employees or other representatives is exercising any discretionary authority or discretionary control respecting management of Purchaser’s assets, or exercising any authority or control respecting management or disposition of Purchaser’s assets, or otherwise acting as a fiduciary (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended, or Section 2510.3-21 of the Regulations promulgated by the United States Department of Labor) with respect to Purchaser or Purchaser’s assets.  Without limiting the foregoing, Purchaser further acknowledges and agrees that neither Craig-Hallum nor any of its affiliates nor any of their respective officers, employees or other representatives has provided any “investment advice” within the meaning of such provisions, and that no views expressed by any such person will serve as a primary basis for investment decisions with respect to Purchaser’s assets.

4.           Purchaser jointly and severally agrees to indemnify and hold harmless Craig-Hallum and its officers, directors, employees, agents and affiliates from and against any losses, liabilities, claims, damages and expenses including but not limited to reasonable and documented attorneys’ fees and the costs of investigating or defending any matter, arising out of or incurred in connection with this Purchase Plan (“Losses”), except to the extent Losses are found in a final award or judgment by an arbitrator or court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from gross negligence or willful misconduct on the part of Craig-Hallum.

G.           General

1.           Purchaser and Craig-Hallum acknowledge and agree that Craig-Hallum is acting as agent and custodian for Purchaser in connection with this Purchase Plan and that Purchaser is a “customer” of Craig-Hallum within the meaning of Section 741(2) of Title 11 of the United States Code (the “Bankruptcy Code”).  Purchaser and Craig-Hallum further acknowledge and agree that this Purchase Plan is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protections of, among other sections, Sections 362(b)(6), 546(e) and 555 of the Bankruptcy Code.

2.           This Purchase Plan constitutes the entire agreement between the parties with respect to this Purchase Plan and supersedes any prior agreements or understandings with regard to the Purchase Plan.

3.           All notices to Craig-Hallum under this Purchase Plan shall be deemed notice when received and shall be given to all of the following persons in the manner specified by this Purchase Plan by telephone, by facsimile or by certified mail:

Craig-Hallum Capital Group LLC
222 South 9th Street, Suite 350
Minneapolis, MN 55402
Attn: Patricia Bartholomew

4.           Neither party’s rights and obligations under this Purchase Plan may be assigned or delegated without the written permission of the other party.

5.           This Purchase Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

6.           If any provision of this Purchase Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation.  All other provisions of this Purchase Plan will continue and remain in full force and effect.

7.           This Purchase Plan, and all transactions contemplated hereunder, shall be governed by and construed in accordance with the internal laws of the State of New York.  Any action brought in connection with this Purchase Plan shall be brought in the federal or state courts located in the County of New York, State of New York, and the parties hereto irrevocably consent to the jurisdiction of such courts.  This Purchase Plan may be modified or amended only by a writing signed by the parties hereto.  IN THE EVENT OF A DISPUTE BETWEEN THE PARTIES, THE PARTIES HEREBY AGREE TO WAIVE TRIAL BY JURY.

IN WITNESS WHEREOF, the undersigned have signed this Purchase Plan as of the date first written above.

RAMIUS LLC

By:________________________________
Name:
Title:

CRAIG-HALLUM CAPITAL GROUP LLC

By:________________________________
Name:
Title: